Registration No. 33-84894
                                                  Rule 424(b)(3)

         SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED DECEMBER 20, 1994

                    MLCC Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
              Series 1994B, Class A-1, A-2, A-3 and A-4 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                               Master Servicer
_________________________________________________________________

     On December 28, 1994, the Senior/Subordinate Pass-Through Certificates, Series 1994B, Class A-1, A-2, A-3 and A-4 (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $296,641,000. The Offered Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of December 1, 1994 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement.
Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-29 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)
                                      December 31, 1996              December 31, 1995              December 31, 1994
         			 --------------------------    ----------------------------    -------------------------
                                  Number of                                                     Number of
                                 PrimeFirst       Principal        Number of      Principal    PrimeFirst      Principal
                                   Loans            Amount     PrimeFirst Loans    Amount        Loans           Amount
				 -----------      ---------    ----------------   ---------    ----------      ---------
PrimeFirst Loans
  Outstanding . . . . . . . .       11,054       $4,331,131           8,272      $3,536,761       7,615        $3,351,328
Delinquency Period
  30-59 Days  . . . . . . . .          180       $   84,297             127      $   56,370         121        $   86,279
  60-89 Days  . . . . . . . .           19            6,583              13           7,917          20            18,152
  90 Days or More*  . . . . .           29           27,590              44          45,749          17            19,257
				    ------       ----------           -----      ----------       -----        ----------
     Total Delinquency  . . .          228          118,470             184      $  110,036         158        $  123,688
				    ======       ==========           =====      ==========       =====        ==========
Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding . . . . . . . .         2.06%            2.74%           2.22%           3.11%       2.07%             3.69%

Foreclosures  . . . . . . . .           29       $   39,100              28      $   38,209          18        $   15,637
Foreclosures as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding . . . . . . . .         0.26%            0.90%           0.34%           1.11%       0.24%             0.47%




_________________________________
*  Does not include loans subject to bankruptcy proceedings.


            PRIMEFIRST(Registered Trademark) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)


                                                Year Ended        Year Ended          Year Ended
                                             December 31, 1996 December 31, 1995   December 31, 1994
 					     ----------------- -----------------   -----------------
Average Principal Balance of PrimeFirst
  Loan Portfolio . . . . . . . . . . . . .      $3,933,946        $3,444,045            $2,807,875
Average Number of PrimeFirst Loans
  Outstanding
  During the Period . . . . . . . . . . . .          9,663             7,944                 6,287

Gross Charge-offs . . . . . . . . . . . . .     $    6,157        $    1,840            $      457
Recoveries  . . . . . . . . . . . . . . . .              0                 0                     0
						----------        ----------            ----------
Net Charge-offs . . . . . . . . . . . . . .     $    6,157        $    1,840            $      457
						==========        ==========            ==========
Net Charge-offs as a percent of Average
  Principal Balance Outstanding . . . . . .           0.16%             0.05%                 0.02%



     Additionally, the information contained in the table entitled "Range of Cut-Off Date Principal Balances" under the heading "The Mortgage Pool" on page S-21 of the Prospectus Supplement and the tables entitled "Prime Index Mortgage Loan Margins" and "LIBOR Mortgage Loan Margins" on page S-24 of the Prospectus Supplement are hereby updated to indicate, as of December 31, 1996, the Mortgage Loan Balances and margins of the Mortgage Loans:


             RANGE OF PRINCIPAL BALANCES AS OF DECEMBER 31, 1996

                                          Number of                                  % of Mortgage
              Range of                    Mortgage                                      Pool by
         Principal Balances                 Loans         Principal Balance        Principal Balance
----------------------------------       ---------     --------------------      -------------------
$    0.00-     49,999.99  . . . .              4       $    140,991.94                 0.07%
$    50,000.00-     54,999.99 . .              4            205,106.70                 0.10
$    55,000.00-     59,999.99 . .              3            172,617.51                 0.08
$    60,000.00-     74,999.99 . .              5            342,247.26                 0.16
$    75,000.00-     99,999.99 . .             34          3,164,209.71                 1.49
$    100,000.00-    149,999.99  .             82         10,091,046.62                 4.74
$    150,000.00-    199,999.99  .             69         11,892,209.82                 5.58
$    200,000.00-    249,999.99  .             63         13,693,358.43                 6.40
$    250,000.00-    299,999.99  .             38         10,432,539.13                 4.90
$    300,000.00-    349,999.99  .             21          6,726,213.12                 3.16
$    350,000.00-    399,999.99  .             25          9,338,091.45                 4.39
$    400,000.00-    449,999.99  .             15          6,371,311.11                 2.99
$    450,000.00-    499,999.99  .             14          6,679,549.44                 3.14
$    500,000.00-    549,999.99  .              9          4,685,116.39                 2.20
$    550,000.00-    599,999.99  .             13          7,505,856.75                 3.52
$    600,000.00-    649,999.99  .             10          6,274,925.44                 2.95
$    650,000.00-    699,999.99  .             11          7,343,784.62                 3.45
$    700,000.00-    749,999.99  .              5          3,661,637.07                 1.72
$    750,000.00-    799,999.99  .              6          4,709,878.60                 2.21
$    800,000.00-    849,999.99  .              4          3,324,801.68                 1.56
$    850,000.00-    899,999.99  .              7          6,088,363.40                 2.86
$    900,000.00-    949,999.99  .              3          2,750,095.64                 1.29
$    950,000.00-    999,999.99  .              4          3,874,400.42                 1.82
$    1,000,000.00-  1,099,999.99               9          9,000,375.32                 4.23
$    1,100,000.00-  1,199,999.99               8          8,999,738.97                 4.23
$    1,200,000.00-  1,299,999.99               9         11,046,064.15                 5.19
$    1,300,000.00-  1,399,999.99               2          2,744,999.97                 1.29
$    1,400,000.00-  1,499,999.99               2          2,865,000.00                 1.35
$    1,500,000.00-  1,599,999.99               5          7,619,999.97                 3.58
$    1,600,000.00-  1,699,999.99               4          6,492,999.96                 3.05
$    1,700,000.00-  1,799,999.99               3          5,284,345.49                 2.48
$    1,900,000.00-  1,999,999.99               3          5,952,802.98                 2.80
$    2,000,000.00-  2,099,999.99               2          4,000,000.00                 1.88
$    2,100,000.00-  2,199,999.99               1          2,100,000.00                 0.99
$    2,400,000.00-  2,499,999.99               1          2,499,661.26                 1.17
$    2,500,000.00-  2,599,999.99               1          2,500,000.00                 1.17
$    2,800,000.00-  2,899,999.99               1          2,850,000.00                 1.34
$    2,900,000.00-  2,999,999.99               1          2,923,903.12                 1.37
$3,000,000.00 or Higher . . . . .              2          6,600,000.00                 3.10
					     ---       ---------------		     -------
                      TOTALS  . .            503       $212,948,243.44               100.00%
					     ===       ===============		     =======



          PRIME INDEX MORTGAGE LOAN MARGINS AS OF DECEMBER 31, 1996


                                                                                    % of Such
                      Number of                                                Mortgage Loans by
     Margin         Mortgage Loans            Principal Balance                 Principal Balance
-------------      ---------------	  ----------------------	       ------------------
 -0.500%                    1               $   315,000.00                           1.10%
 -0.250%                    4                 4,650,000.00                          16.24
 -0.125%                    2                   778,477.31                           2.72
  0.000%                   20                 9,222,306.32                          32.20
  0.125%                    4                 2,769,754.17                           9.67
  0.250%                   20                 4,581,010.37                          16.00
  0.375%                    2                   361,128.19                           1.26
  0.500%                   34                 4,484,653.89                          15.66
  0.625%                    1                   110,000.00                           0.38
  0.750%                   12                 1,296,667.76                           4.53
  1.000%                    1                    69,989.21                           0.24
			 ----		  ----------------			  --------
          TOTALS          101              $ 28,638,987.22                         100.00%
			 ====		  ================			  ========



             LIBOR MORTGAGE LOAN MARGINS AS OF DECEMBER 31, 1996


                                                                                        % of Such
                         Number of                                                 Mortgage Loans by
     Margin           Mortgage Loans             Principal Balance                 Principal Balance
---------------      ---------------	    -------------------------		---------------------
  0.875%                      1             $      950,000.00                            0.52%
  1.000%                      5                  3,496,318.52                            1.90
  1.125%                      1                    899,363.40                            0.49
  1.250%                      5                  3,235,832.44                            1.76
  1.500%                     21                 28,848,553.28                           15.65
  1.625%                     22                 15,344,038.35                            8.33
  1.750%                     75                 54,386,286.75                           29.49
  1.875%                     35                 21,470,683.54                           11.65
  2.000%                     69                 23,573,431.71                           12.79
  2.125%                      8                  2,547,839.89                            1.38
  2.250%                     90                 19,024,560.07                           10.32
  2.375%                      8                  1,866,887.77                            1.01
  2.500%                     50                  7,199,008.72                            3.91
  2.750%                     12                  1,466,451.78                            0.80
			  ------	     ----------------			      --------
          TOTALS            402              $ 184,309,256.22                          100.00%
			  ======	     ================			      ========

                             ____________________

                The date of this Supplement is March 31, 1997.